SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8 — A/A

AMENDMENT NO. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

MEDICIS PHARMACEUTICAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	52-1574808 (IRS employer identification no.)

8125 North Hayden Road Scottsdale, AZ (Address of principal executive offices)	85258-2463 (Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.

Securities Act registration statement file number to which this form relates:    None

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which

to be so registered	each class is to be registered

N/A	N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Preference Share Purchase Rights
(Title of class)

Item 1.   Description of Registrant’s Securities to be Registered.

         On August 17, 1995, the Board of Directors of the Company authorized and declared a dividend of one preference share purchase right (a “Right”) for each Class A Common Share, such capitalized term and all other capitalized terms used herein having the meanings set forth or as provided in Section 1 of the Rights Agreement, dated as of August 17, 1995, between the Company and the Rights Agent (the “Rights Agreement”) and Class B Common Share of the Company outstanding as of the Close of Business on August 30, 1995(the “Record Date”), each Right representing the right to purchase one one-hundredth of a Preference Share, upon the terms and subject to the conditions set forth in the Rights Agreement, and further authorized and directed the issuance of one Right with respect to each Class A Common Share and each Class B Common Share that shall become outstanding between the Record Date and the earliest of the Distribution Date, the Redemption Date and the Final Expiration Date. On August 17, 1995, the Company and the Rights Agent executed and delivered the Rights Agreement.

         On April 15, 1996, the Company and the Rights Agent executed and delivered Amendment No. 1 to Rights Agreement, which amended certain terms and provisions of the original Rights Agreement.

         On March 17, 1997, the Company and the Rights Agent executed and delivered Amendment No. 2 to Rights Agreement, which changed the rights agent thereunder from American Stock to Norwest.

         On May 31, 2002, the Company and the Rights Agent executed and delivered Amendment No. 3 to Rights Agreement, which changed the definition of “Beneficial Owner” thereunder to exclude any Person ordinarily engaged in business as an underwriter for initial purchaser of securities from the definition.

Item 2.   Exhibits.

         The following exhibits are filed as a part hereof:

Exhibit	Description

4.1	Rights Agreement, dated as of August 17 1995, between the Company and American Stock Transfer & Trust Company, as Rights Agent, which includes the form of Certificate of Designation, Preferences and Rights setting forth the terms of the Series A Junior Participating Preference Stock, par value $.01 per share, as Exhibit A (incorporated herein by reference to the exhibit with the same number to the Company’s Registration Statement of Form 8-A, dated August 17, 1995 (File No. 0-18443)).

4.1A	Amendment No. 1 to Rights Agreement, dated as of April 15, 1996, between the Company and American Stock Transfer & Trust Company, as Rights Agent (incorporated herein by reference to Exhibit 4 to Amendment No. 1 on Form 8-A/A to Form 8-A filed April 16, 1996).

4.1B*	Amendment No. 2 to Rights Agreement, dated as of March 17, 1997, between the Company and Norwest Bank Minnesota, N.A., as successor-in-interest to American Stock Transfer & Trust Company, as Rights Agent, which includes the form of Right Certificate as Exhibit A and the summary of Rights to Purchase Preference Shares as Exhibit B (previously filed as Exhibit 4.1B to Form 10-Q dated May 9, 1997).

4.1C*	Amendment No. 3 to Rights Agreement, dated as of May 31, 2002, between the Company and Wells Fargo Bank Minnesota, N.A., as successor-in-interest to American Stock Transfer & Trust Company.

*	Filed herewith.

SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

MEDICIS PHARMACEUTICAL CORPORATION

By:	/s/ Mark A. Prygocki, Sr.

Mark A. Prygocki, Sr.

Dated:   June 4, 2002

EXHIBIT INDEX

Exhibit	Description

4.1	Rights Agreement, dated as of August 17 1995, between the Company and American Stock Transfer & Trust Company, as Rights Agent, which includes the form of Certificate of Designation, Preferences and Rights setting forth the terms of the Series A Junior Participating Preference Stock, par value $.01 per share, as Exhibit A (incorporated herein by reference to the exhibit with the same number to the Company’s Registration Statement of Form 8-A, dated August 17, 1995 (File No. 0-18443)).

4.1A	Amendment No. 1 to Rights Agreement, dated as of April 15, 1996, between the Company and American Stock Transfer & Trust Company, as Rights Agent (incorporated herein by reference to Exhibit 4 to Amendment No. 1 on Form 8-A/A to Form 8-A filed April 16, 1996).

4.1B*	Amendment No. 2 to Rights Agreement, dated as of March 17, 1997, between the Company and Norwest Bank Minnesota, N.A., as successor-in-interest to American Stock Transfer & Trust Company, as Rights Agent, which includes the form of Right Certificate as Exhibit A and the summary of Rights to Purchase Preference Shares as Exhibit B (previously filed as Exhibit 4.1B to Form 10-Q dated May 9, 1997).

4.1C*	Amendment No. 3 to Rights Agreement, dated as of May 31, 2002, between the Company and Wells Fargo Bank Minnesota, N.A., as successor-in-interest to American Stock Transfer & Trust Company.

*	Filed herewith.